Exhibit 4.34
Private and Confidential
Date 8 April 2011
STEALTHGAS INC.
as Borrower
-and-
DEUTSCHE BANK AG
FILIALE DEUTSCHLANDGESCHÄFT

THIRD
SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement
dated 12 February 2008 as amended
by supplemental agreements dated 21 October 2009 and 27 April 2010 and a supplemental letter dated 18 November 2010,
for a loan facility of up to USD40,250,000
PIRAEUS

Index

Clause		Page No
1	INTERPRETATION	1

2	AGREEMENT OF THE LENDER	1

3	CONDITIONS PRECEDENT	2

4	REPRESENTATIONS AND WARRANTIES	3

5	AMENDMENTS TO LOAN AGREEMENT AND OTHER SECURITY DOCUMENTS	3

6	FURTHER ASSURANCES	5

7	EXPENSES	5

8	NOTICES	6

9	SUPPLEMENTAL	6

10	LAW AND JURISDICTION	6

THIS THIRD SUPPLEMENTAL AGREEMENT is made on 8 April 2011
BETWEEN
(1)	STEALTHGAS INC. as borrower (the “Borrower”); and

(2)	DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT as lender (the “Lender”).
BACKGROUND
(A)	Pursuant to a loan agreement dated 12 February 2008 (as amended by supplemental agreements dated 21 October 2009 and 27 April 2010 and a supplemental letter dated 18 November 2010) made between (i) the Borrower and (ii) the Lender, the Lender has made available to the Borrower a loan facility of up to USD40,250,000.

(B)	The total amount outstanding under the Loan Agreement as at the date hereof is USD32,750,000.

(C)	The Borrower has made a request to the Lender to amend the Loan Agreement.

(D)	This Agreement sets out the terms and conditions on which the Lender agrees at the request of the Borrower to amend the Loan Agreement.
IT IS AGREED as follows:
1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Loan Agreement shall have the same meanings when used in this Agreement unless the context otherwise requires.

1.2	Definitions. In this Agreement, unless the contrary intention appears:

“Conditions Satisfaction Date” means, the date on which all the conditions precedent referred to in clause 3.1 have been satisfied;

“Loan Agreement” means the loan agreement dated 12 February 2008 (as amended by supplemental agreements dated 21 October 2009 and 27 April 2010 and a supplemental letter dated 18 November 2010) referred to in Recital (A); and

“Third Mortgage Addendum” means a third addendum to the Mortgage, in such form as the Lender may require in its sole discretion.

1.3	Application of construction and interpretation provisions of Loan Agreement. Clauses 1.2, 1.3 and 1.4 of the Loan Agreement apply, with any necessary modifications, to this Agreement.

2	AGREEMENT OF THE LENDER

2.1	Agreement of the Lender. The Lender, relying upon each of the representations and warranties in Clause 4 and subject to Clause 3, agrees to amend the Loan Agreement as set out in Clauses 5.1 and 5.2 below with effect from the dates stated respectively in those Clauses.

3	CONDITIONS PRECEDENT
3.1	Conditions precedent. The conditions referred to in Clause 2.1 are that the Lender shall have received the following documents, evidence and payment:

(a)	Corporate documents

Certified Copies of all documents which evidence or relate to the constitution of the Borrower and the Guarantor and its current corporate existence;

(b)	Corporate authorities
(i)	Certified Copies of resolutions of the directors of the Borrower and the Guarantor approving such of this Agreement and the Third Mortgage Addendum to which the Borrower or the Guarantor is a party and authorising the execution and delivery thereof and performance of the Borrower’s and/or the Guarantor’s obligations thereunder, additionally certified by an officer of the Borrower and/or the Guarantor as having been duly passed at a duly convened meeting of the directors of the Borrower and/or the Guarantor and not having been amended, modified or revoked and being in full force and effect; and

(ii)	originals of any powers of attorney issued by the Borrower and the Guarantor pursuant to such resolutions;
(c)	Certificate of incumbency

a list of directors and officers of the Borrower and the Guarantor specifying the names and positions of such persons, certified by an officer of the Borrower or the Guarantor to be true, complete and up to date;

(d)	Third Mortgage Addendum registration

evidence that the Third Mortgage Addendum has been duly registered against the Vessel in accordance with the laws of the Marshall Islands;

(e)	Repayment

The repayment instalments of, respectively, USD625,000 and USD1,500,000 due on 19 May 2011;

(f)	Security maintenance

Evidence in form and substance acceptable to the Lender that (i) no other lender to the Borrower or any Group Member has made any demand or is likely to make any demand for the provision of additional security or prepayment of any loan under provisions equivalent to those set out in Clause 8.2 of the Loan Agreement and (ii) neither the Borrower nor any Group Member has given any undertaking to any such lender in respect of those provisions which are (in the opinion of the Lender) more favorable to such other lender than the terms of Clause 8.2 of the Loan Agreement;

(g)	Cash balance projections

Evidence in form and substance acceptable to the Lender that the cash balance development of the Borrower described in the financial projections provided to the Lender for the Borrower in January 2011 were reasonably derived from information available at that date and remain valid at the date of this Agreement;

(h)	Laws of the Marshall Islands opinion

an opinion of the Lender’s nominated special legal advisers in respect of the laws of the Marshall Islands;

(i)	London Agent

documentary evidence that the agent for service of process named in clause 18.2 of the Loan Agreement has accepted its appointment in respect of this Agreement;

(j)	Further opinions, etc

any further opinions, consents, agreements and documents in connection with this Agreement and the Security Documents which the Lender may request by notice to the Borrower;

(k)	Endorsement

the endorsement at the end of this Agreement signed by each Security Party (other than the Borrower).

4	REPRESENTATIONS AND WARRANTIES

4.1	Repetition of Loan Agreement representations and warranties. The Borrower represents and warrants to the Lender that the representations and warranties in Clause 7 of the Loan Agreement, as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement, remain true and not misleading if repeated on the date of this Agreement with reference to the circumstances now existing.

5	AMENDMENTS TO LOAN AGREEMENT AND OTHER SECURITY DOCUMENTS

5.1	Specific amendments to Loan Agreement with effect from the date of this Agreement. With effect on and from the date of this Agreement the Loan Agreement shall be, and shall be deemed by this Agreement to be, amended as follows:
(a)	by adding in Clause 1.2 thereof the definition of “Third Mortgage Addendum” as set out in Clause 1.2 of this Agreement;

(b)	by deleting from Clause 4.1.1 thereof the words “and a final balloon instalment in the amount of USD10,875,000” and replacing them with the words “, an instalment of USD1,500,000 on 19 May 2011 and a final balloon instalment in the amount of USD9,375,000”;

(c)	by adding a new Clause 8.1.20 as follows: “Charterhire. procure that the Approved Charterer shall pay to the Earnings Account punctually and in accordance with the Approved Charter charterhire of at least USD15,200 per day.”; and
(d)	by construing references throughout to “this Agreement”, “hereunder” and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this Clause 5.1 of this Agreement.
5.2	Specific amendments to Loan Agreement with effect from the Conditions Satisfaction Date. With effect on and from the Conditions Satisfaction Date the Loan Agreement shall be, and shall be deemed by this Agreement to be, amended as follows:
(a)	by adding at the end of the definition of “Mortgage” the words “, and as further amended by the Third Mortgage Addendum”;

(b)	by deleting the definition of “Margin” in Clause 1.2 thereof and replacing it with: “Margin” means (i) until and including 31 December 2009 two per cent (2%) per annum, (ii) thereafter until and including 18 May 2011 two point five per cent (2.5%) per annum (iii) thereafter one point nine per cent (1.9%) per annum”; and

(c)	by deleting the definition of “Required Security Amount” and replacing it with:

““Required Security Amount” means the amount in USD (as certified by the Lender) which is, at any relevant time (i) up to 30 December 2009, one hundred and five per cent (105%) of the Loan, (ii) from 31 December 2009 up until and including 30 September 2010 zero per cent (0%) of the Loan, (iii) from 1st October 2010 until and including 17th November 2010 one hundred and twenty five per cent of the Loan, (iv) from 18th November 2010 up until and including 31 March 2012 one hundred and ten per cent (110%) of the Loan, and (v) thereafter one hundred and twenty five per cent (125%) of the Loan”; and

(c)	by construing references throughout to “this Agreement”, “hereunder” and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this Clause 5.2 of this Agreement.
5.3	Amendments to Security Documents. With effect on and from the date hereof each of the Security Documents other than the Loan Agreement, shall be, and shall be deemed by this Agreement to be, amended as follows:
(a)	the definition of, and references throughout each of the Security Documents to, the Loan Agreement and any of the other Security Documents shall be construed as if the same referred to the Loan Agreement and those Security Documents as amended and supplemented by this Agreement;

(b)	by construing references throughout each of the Security Documents to “this Agreement”, “this Deed”, “hereunder” and other like expressions as if the same referred to such Security Documents as amended and supplemented by this Agreement.
5.4	Security Documents to remain in full force and effect. The Security Documents shall remain in full force and effect as amended and supplemented by:
(a)	the amendments to the Security Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement,
6	FURTHER ASSURANCES

6.1	Borrower’s obligation to execute further documents etc. The Borrower shall, and shall procure that any other party to any Security Document shall:
(a)	execute and deliver to the Lender (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the laws of England or such other country as the Lender may, in any particular case, specify; and

(b)	effect any registration or notarisation, give any notice or take any other step, which the Lender may, by notice to the Borrower or other party, specify for any of the purposes described in Clause 6.2 or for any similar or related purpose.
6.2	Purposes of further assurances. Those purposes are:
(a)	validly and effectively to create any Encumbrance or right of any kind which the Lender intended should be created by or pursuant to the Loan Agreement or any other Security Document, each as amended and supplemented by this Agreement; and

(b)	implementing the terms and provisions of this Agreement.
6.3	Terms of further assurances. The Lender may specify the terms of any document to be executed by the Borrower or any other party under Clause 6.1, and those terms may include any covenants, powers and provisions which the Lender considers appropriate to protect its interests.

6.4	Obligation to comply with notice. The Borrower shall comply with a notice under Clause 6.1 by the date specified in the notice.

6.5	Additional corporate action. At the same time as the Borrower or any other party delivers to the Lender any document executed under Clause 6.1(a), the Borrower or such other party shall also deliver to the Lender a certificate signed by one (1) of the Borrower’s or that other party’s directors which shall:
(a)	set out the text of a resolution of the Borrower’s or that other party’s directors specifically authorising the execution of the document specified by the Lender, and

(b)	state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under the Borrower’s or that other party’s articles of association or other constitutional documents.
7	EXPENSES

7.1	Expenses The provisions of Clause 5 (Fees and Expenses) of the Loan Agreement shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

8	NOTICES

8.1	General. The provisions of Clause 16 (Notices and Other Matters) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This Agreement may be executed in any number of counterparts.

9.2	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

10	LAW AND JURISDICTION

10.1	Governing law. This Agreement and any other non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

10.2	Incorporation of the Loan Agreement provisions. The provisions of Clause 17 (Governing Law) and Clause 18 (Jurisdiction) of the Loan Agreement, as amended and supplemented by this Agreement, shall apply to this Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.
IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

SIGNED by KONSTANTINOS SISTOVARIS	)
the duly authorised attorney-in-fact of	)
STEALTHGAS INC.	)
in the presence of	)

SIGNED by ROBIN PARRY	)
for and on behalf of	)
DEUTSCHE BANK AG FILIALE	)
DEUTSCHLANDGESCHÄFT	)
in the presence of	)

COUNTERSIGNED this 8th day of April 2011 by the following parties who, by executing the same confirm and acknowledge that they have read and understood the terms and conditions of the above Third Supplemental Agreement, that they agree in all respects to the same and that the Security Documents to which they are respectively a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement, as amended by the above Third Supplemental Agreement, and they hereby reaffirm the Security Documents to which they are respectively a party as the same are amended by the above Supplemental Agreement.

KONSTANTINOS SISTOVARIS
duly authorized on behalf of MR ROI INC.

/s/ Peter J Moller
duly authorized on behalf of
NAVIG8 FAITH CORPORATION